EXHIBIT 99.1

Argos Therapeutics Reports Third Quarter 2015 Financial Results and Operational Highlights

- Completed Patient Enrollment in Pivotal Phase 3 ADAPT Clinical Trial of AGS-003 -

- Established Scientific Advisory Board -

- Early stage RCC trial of AGS-003 initiated at Roswell Park Cancer Institute -

- Conference Call and Webcast Today, November 16th, at 8:30 a.m. ET -

DURHAM, N.C., Nov. 16, 2015 (GLOBE NEWSWIRE) -- Argos Therapeutics, Inc. (Nasdaq:ARGS), an immuno-oncology company focused on the development and commercialization of fully individualized immunotherapies for the treatment of cancer based on the Arcelis® technology platform, today reported financial results for the third quarter ended September 30, 2015 and provided an update on the Company's clinical programs.

"We continue to advance toward our goal of becoming a fully-integrated commercial biotechnology company," said Jeff Abbey, president and chief executive officer. "We successfully completed enrollment in our phase 3 ADAPT trial of AGS-003 in metastatic renal cell carcinoma. The ADAPT trial continues to progress in line with our expectations and we anticipate the next interim data analysis, at approximately fifty percent of events, to occur in the first half of 2016. Additionally, an early stage investigator-initiated RCC trial of AGS-003 was begun at Roswell Park Cancer Institute in Buffalo, NY. With this study, for the first time we will be able to assess the effects of AGS-003 in patients with kidney cancer that has not spread to nearby lymph nodes or other parts of the body. This is an important opportunity to manufacture AGS-003 using a needle biopsy procedure for tumor collection prior to surgery, while directly studying immune changes within the primary tumor before and after administration of AGS-003."

"Also during the quarter, Argos formed its first Scientific Advisory Board to assist us with the continued advancement of our clinical development programs. We look forward to working closely with these renowned scientists and physicians as we design new trials of AGS-003 over the coming quarters in a variety of tumor types." Mr. Abbey went on, "We continue to take the steps and make the necessary investments in our centralized commercial manufacturing facility here in Durham. Lastly, as part of our debt facility with Horizon Technology Finance Corporation and Fortress Credit Co LLC, we drew down the second and final tranche of $12.5 million, which has helped provide us with additional capital to conduct critical operational activities."

Recent Operational Highlights:

  In July 2015, the pivotal phase 3 ADAPT clinical trial of AGS-003 in combination with standard targeted therapy for the treatment of mRCC reached its enrollment goal of at least 450 randomized patients.
    The breakdown of patients enrolled in the ADAPT study is approximately 73% intermediate risk patients, meaning they present with 1 or 2 risk factors at diagnosis, and approximately 27% poor risk patients, meaning they present with either 3 or 4 risk factors at diagnosis
  In July 2015, the Company established a Scientific Advisory Board (SAB)
    Inaugural members include distinguished oncologists and immunologists to provide perspectives in further research and development of AGS-003.
  In July 2015 an investigator-initiated early stage RCC trial of AGS-003 commenced at Roswell Park Cancer Institute in Buffalo, NY.
  In August 2015, the Company received the second and final tranche of $12.5 million under its debt facility with Horizon Technology Finance Corporation and Fortress Credit Co LLC.

Selected Third Quarter 2015 Financial Results

Net loss attributable to common stockholders for the three months ended September 30, 2015 was $20.1 million, or $0.97 per share, compared to a net loss attributable to common stockholders of $15.1 million, or $0.77 per share, for the same period in 2014. Net loss attributable to common stockholders for the nine months ended September 30, 2015 was $57.2 million, or $2.81 per share, compared to a net loss attributable to common stockholders of $37.9 million, or $2.29 per share, for the same period in 2014.

Revenue for the three months ended September 30, 2015 totaled $0.2 million compared to $0.4 million for the same period in 2014. Revenue for the nine months ended September 30, 2015 totaled $0.4 million compared to $1.7 million for the same period in 2014.

Research and development expense for the three months ended September 30, 2015 totaled $17.2 million compared to $13.0 million for the same period in 2014. Research and development expense for the nine months ended September 30, 2015 totaled $48.1 million compared to $32.0 million for the same period in 2014.

General and administrative expense for the three months ended September 30, 2015 totaled $2.7 million compared to $2.3 million for the same period in 2014. General and administrative expense for the nine months ended September 30, 2015 totaled $8.0 million compared to $6.1 million for the same period in 2014.

As of September 30, 2015, Argos' cash, cash equivalents and short-term investments totaled $23.1 million compared to $56.2 million as of December 31, 2014.

Conference Call and Webcast Details

Argos executive management will host a conference call beginning at 8:30a.m. Eastern Time today to discuss these results and to answer questions.

To participate by telephone, please dial (855) 433-0930 (Domestic) or (484) 756-4271 (International). The conference ID number is 77806207. A live and archived audio webcast can be accessed through the Investors section of the Company's website at www.argostherapeutics.com. The archived webcast will remain available on the Company's website for fourteen (14) days following the call.

About the Arcelis® Technology Platform

Arcelis® is a fully personalized immunotherapy technology that captures mutated and variant antigens that are specific to each patient's disease. It is designed to overcome immunosuppression by producing a durable memory T-cell response without adjuvants that may be associated with toxicity. The technology is potentially applicable to a wide range of different cancers, and is designed to overcome many of the manufacturing and commercialization challenges that have impeded other personalized cancer immunotherapies. The Arcelis® process uses only a small tumor or blood sample and the patient's own dendritic cells, which are optimized from cells collected by a single leukapheresis procedure. The proprietary process uses RNA isolated from the patient's disease sample to program dendritic cells to target disease specific antigens. The activated, antigen-loaded dendritic cells are then formulated into the patient's plasma and administered via intradermal injection.

About Argos Therapeutics

Argos Therapeutics is an immuno-oncology company focused on the development and commercialization of fully personalized immunotherapies for the treatment of cancer using its Arcelis® technology platform. Argos' most advanced product candidate, AGS-003, is being evaluated in the pivotal ADAPT phase 3 clinical trial for the treatment of metastatic renal cell carcinoma (mRCC). The Company is also developing a separate Arcelis®-based product candidate, AGS-004, for the treatment of HIV, which is currently being evaluated in a phase 2 clinical trial aimed at HIV eradication in adult patients. For more information about Argos Therapeutics, visit www.argostherapeutics.com.

Forward Looking Statements

Any statements in this press release about Argos' future expectations, plans and prospects, including statements about Argos and other statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including whether Argos' cash resources will be sufficient to fund our continuing operations for the period anticipated; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether Argos' product candidates will advance through the clinical trial process on a timely basis; whether the results of such trials will warrant submission for  approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Argos' product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; and other factors discussed in the "Risk Factors" section of Argos' Annual Report on Form 10-Q for the quarter ended June 30, 2015, which is on file with the SEC. In addition, the forward-looking statements included in this press release represent Argos' views as of November 16, 2015. Argos anticipates that subsequent events and developments will cause Argos' views to change. However, while Argos may elect to update these forward-looking statements at some point in the future, Argos specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Argos' views as of any date subsequent to November 16, 2015.

ARGOS THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenue	$ 158,349	$ 398,615	$ 444,511	$ 1,670,566

Operating expenses
Research and development	17,227,405	12,998,409	48,079,221	32,039,738
General and administrative	2,689,398	2,320,036	7,969,957	6,119,334

Total operating expenses	19,916,803	15,318,445	56,049,178	38,159,072

Operating loss	(19,758,454)	(14,919,830)	(55,604,667)	(36,488,506)

Interest expense	(324,871)	(179,808)	(1,645,308)	(526,244)

Other income (expense), net	4,757	(1,379)	20,374	(70,778)

Net loss	(20,078,568)	(15,101,017)	(57,229,601)	(37,085,528)

Accretion of redeemable convertible preferred stock	—	—	—	(863,226)

Net loss attributable to common stockholders	$ (20,078,568)	$ (15,101,017)	$ (57,229,601)	$ (37,948,754)

Net loss attributable to common stockholders per share, basic and diluted	$ (0.97)	$ (0.77)	$ (2.81)	$ (2.29)

Weighted average shares outstanding, basic and diluted	20,704,163	19,655,605	20,333,835	16,596,437

ARGOS THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2015	2014

Assets
Current assets
Cash and cash equivalents	$ 20,037,679	$ 37,223,590
Short-term investments	3,022,872	19,016,347
Restricted cash and other current assets	1,844,409	1,277,366

Total current assets	24,904,960	57,517,303
Property and equipment, net	19,015,314	5,513,555
Other assets	392,054	1,336,020

Total assets	$ 44,312,328	$ 64,366,878

Liabilities and Stockholders' (Deficit) Equity
Current liabilities
Accounts payable	$ 3,094,161	$ 1,860,491
Accrued expenses	5,314,165	1,405,378
Current portion of notes payable	15,460	30,885

Total current liabilities	8,423,786	3,296,754
Long-term portion of notes payable	32,122,158	19,796,545
Long-term portion of manufacturing research and development obligation	4,750,311	3,475,552
Long-term portion of facility lease obligation	7,620,660	3,380,223
Deferred liabilities	5,321,000	3,066,000
Total stockholders' (deficit) equity	(13,925,587)	31,351,804

Total liabilities and stockholders' (deficit) equity	$ 44,312,328	$ 64,366,878
CONTACT: Media contacts:

         Adam Daley
         Berry & Company Public Relations
         212-253-8881
         adaley@berrypr.com

         Investor contact:

         John Menditto
         Argos Therapeutics, Inc.
         919-908-0687
         jmenditto@argostherapeutics.com